Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Greg Burns                John Griek
Media Relations          Investor Relations
(847) 402-5600                (847) 402-2800

Allstate Delivers Growth and Attractive Returns
Announces $3 Billion Share Repurchase Plan

NORTHBROOK, Ill., October 31, 2018 – The Allstate Corporation (NYSE: ALL) today reported financial results for the third quarter of 2018.

The Allstate Corporation Consolidated Highlights
	Three months ended September 30,			Nine months ended September 30,
($ in millions, except per share data and ratios)	2018	2017	% / pts Change	2018	2017	% / pts Change
Consolidated revenues	$10,465	$9,888	5.8	$30,334	$29,345	3.4
Net income applicable to common shareholders	833	637	30.8	2,416	1,853	30.4
per diluted common share	2.37	1.74	36.2	6.80	5.02	35.5
Adjusted net income*	680	587	15.8	2,421	1,705	42.0
per diluted common share*	1.93	1.60	20.6	6.81	4.62	47.4
Return on common shareholders’ equity (trailing twelve months)
Net income applicable to common shareholders				17.4%	13.5%	3.9
Adjusted net income*				15.9%	13.9%	2.0
Book value per common share				60.79	55.69	9.2
Property-Liability combined ratio
Recorded	94.3	93.9	0.4	92.5	94.5	(2.0)
Underlying combined ratio* (excludes catastrophes, prior year reserve reestimates and amortization of purchased intangibles)	86.6	84.6	2.0	85.4	84.6	0.8
Property and casualty insurance premiums written	9,158	8,583	6.7	26,127	24,595	6.2
Catastrophe losses	625	861	(27.4)	1,892	2,635	(28.2)
Total policies in force (in thousands)				96,199	77,641	23.9

*
Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are denoted with an asterisk and defined and reconciled to the most directly comparable GAAP measure in the “Definitions of Non-GAAP Measures” section of this document.

“Allstate’s strategy to grow the market share of our personal Property-Liability businesses while expanding other protection products delivered excellent results,” said Tom Wilson, Chairman, President and Chief Executive Officer of The Allstate Corporation. “We made good progress on the five 2018 Operating Priorities, which led to increased policies in force in Allstate and Esurance auto and home insurance, Allstate Benefits and SquareTrade, with total enterprise policies now exceeding 96 million. The Property-Liability underlying combined ratio* of 85.4 for the first nine months is at the favorable end of the annual outlook range of 85 to 87(1). As a result, net income reached $833 million and adjusted net income* per share was $1.93, a 20.6% increase over the prior year quarter. Excellent operating results and proactive capital management led to a 15.9% adjusted net income return on common shareholders’ equity* for the latest twelve months.
_________
(1) A reconciliation of this non-GAAP measure to the combined ratio, a GAAP measure, is not possible on a forward-looking basis because it is not possible to provide a reliable forecast of catastrophes, and prior year reserve reestimates are expected to be zero because reserves are determined based on our best estimate of ultimate loss reserves as of the reporting date.

“These operating results support attractive cash returns to shareholders while investing for long-term growth,” continued Wilson. “A $3 billion share repurchase program was approved to begin after the existing $2 billion program is completed. The $525 million acquisition of InfoArmor, which expands identity protection offerings through voluntary benefits programs, closed in October. Allstate will continue to strengthen its existing businesses while creating new long-term growth platforms, with a goal of creating prosperity for all stakeholders,” concluded Wilson.

Third Quarter 2018 Results

•	Total revenue of $10.47 billion in the third quarter of 2018 increased 5.8% compared to the prior year quarter.

◦	Property-Liability insurance premiums earned increased 5.4%.

◦	Service Businesses revenue increased to $329 million for the quarter, 21.0% higher than the prior year quarter.

◦	Life premiums and contract charges increased 3.2%.

◦	Net investment income was flat.

◦	Realized capital gains increased revenues by $73 million.

•
Net income applicable to common shareholders was $833 million, or $2.37 per diluted share, in the third quarter of 2018, compared to $637 million, or $1.74 per diluted share, in the third quarter of 2017. Adjusted net income* was $680 million in the third quarter, compared to $587 million in the third quarter of 2017, driven by higher premiums earned, lower catastrophe losses and a lower effective tax rate, partially offset by higher Property-Liability non-catastrophe losses.

◦
A pre-tax pension settlement charge of $61 million on our qualified employee pension plan was recorded in the Corporate segment during the third quarter of 2018. The charge was driven by higher than anticipated levels of retirement benefit payments.

•
Property-Liability underwriting income of $473 million was $11 million below the prior year quarter. Increased premiums earned, lower catastrophe losses and reduced auto insurance accident frequency were more than offset by higher claim severity, increased expenses and unfavorable prior year reserve reestimates.

◦
The recorded combined ratio of 94.3 for the third quarter was 0.4 points above the prior year quarter as improved auto insurance profitability for the Allstate and Esurance brands was more than offset by an increase in the Allstate brand homeowners combined ratio.

◦
The underlying combined ratio* of 85.4 through the first nine months of 2018 is at the favorable end of the annual outlook range of 85 to 87. The underlying combined ratio* of 86.6 for the third quarter of 2018 was 2.0 points higher than the prior year quarter, primarily due to adverse non-catastrophe weather related losses in Allstate and Encompass homeowners insurance. Higher auto claim severity and increased expenses also increased the combined ratio.

◦
Non-catastrophe prior year reserve strengthening of $12 million in the third quarter of 2018 included $80 million in the Discontinued Lines and Coverages segment, primarily due to our annual asbestos and environmental reserve review. Allstate Protection experienced favorable non-catastrophe prior year reserve reestimates of $68 million, driven by continued favorable personal lines auto injury coverage development, partially offset by strengthening commercial lines reserves.

Property-Liability Results
	Three months ended September 30,			Nine months ended September 30,
(% to earned premiums)	2018	2017	pts Change	2018	2017	pts Change
Recorded Combined Ratio	94.3	93.9	0.4	92.5	94.5	(2.0)
Allstate Brand Auto	92.9	94.7	(1.8)	91.5	93.7	(2.2)
Allstate Brand Homeowners	88.0	81.3	6.7	89.0	90.7	(1.7)
Allstate Brand Other Personal Lines	99.8	104.3	(4.5)	91.8	96.1	(4.3)
Allstate Brand Commercial Lines	124.4	112.1	12.3	118.2	105.7	12.5
Esurance Brand	102.1	104.4	(2.3)	101.2	104.3	(3.1)
Encompass Brand	96.1	89.2	6.9	97.7	101.9	(4.2)

Underlying Combined Ratio*	86.6	84.6	2.0	85.4	84.6	0.8
Allstate Brand Auto	92.5	91.1	1.4	91.8	91.5	0.3
Allstate Brand Homeowners	65.4	61.2	4.2	64.1	60.7	3.4
Allstate Brand Other Personal Lines	86.1	87.9	(1.8)	82.2	81.3	0.9
Allstate Brand Commercial Lines	97.2	96.8	0.4	93.1	98.1	(5.0)
Esurance Brand	99.2	100.5	(1.3)	97.8	100.4	(2.6)
Encompass Brand	89.0	85.5	3.5	87.5	86.6	0.9

◦
Allstate brand auto insurance net written premium grew 5.1% in the third quarter of 2018, reflecting a 2.0% increase in policies in force and a 2.9% increase in average premium. Growth in policies in force was driven by continued improvement in the renewal ratio and higher new issued applications.

▪
The recorded combined ratio of 92.9 in the third quarter of 2018 was 1.8 points better than the prior year quarter, due to lower catastrophe losses and improved accident frequency, partially offset by higher severity and increased expenses. The underlying combined ratio* of 92.5 in the quarter was in line with the second quarter.

◦
Allstate brand homeowners insurance net written premium increased 4.5% in the third quarter of 2018 compared to the prior year quarter, due to increased average premium and policy growth. Policies in force increased 1.2% compared to the prior year quarter, driven by continued improvement in the renewal ratio and increased new issued applications.

▪
The recorded combined ratio was 88.0 in the third quarter and 89.0 for the first nine months of 2018, and generates attractive returns. The underlying combined ratio* of 65.4 was 4.2 points higher than the prior year quarter, mainly driven by adverse non-catastrophe weather related losses and increased expenses.

◦
Allstate brand other personal lines insurance net written premium of $472 million increased 4.0% in the third quarter of 2018 compared to the prior year quarter. The recorded combined ratio of 99.8 was 4.5 points better than the prior year quarter, primarily driven by lower catastrophe losses. The underlying combined ratio* of 86.1 in the third quarter of 2018 was 1.8 points better than the prior year period.

◦
Allstate brand commercial lines insurance net written premium of $173 million increased 49.1% in the third quarter of 2018 compared to the prior year quarter due to an agreement with a transportation network company to provide coverage in select states.

▪
The combined ratio of 124.4 in the quarter was 12.3 points higher than the prior year quarter. This was primarily driven by unfavorable non-catastrophe prior year reserve reestimates related to auto bodily injury coverages and was unrelated to new business written under the agreement with a transportation network company. The underlying combined ratio* of 97.2 in the quarter was 0.4 points higher than the prior year period.

◦	Esurance brand net written premium grew 14.6% compared to the prior year quarter. Total policies in force grew 7.4% due to higher retention and new issued applications.

▪
The recorded combined ratio of 102.1 in the third quarter of 2018 was 2.3 points better than the prior year quarter, due to improvement in both the loss and expense ratios. The underlying combined ratio* of 99.2 was 1.3 points better than the prior year quarter, as both auto and homeowners insurance results improved.

◦
Encompass brand net written premium in the third quarter of 2018 was in line with the prior year quarter as the increase in auto and homeowners insurance average premium was offset by an 8.2% decline in policies in force.

▪
The recorded combined ratio of 96.1 in the third quarter of 2018 was 6.9 points higher than the prior year quarter. The auto insurance combined ratio of 94.0 was 1.7 points lower than the prior year quarter, primarily driven by reduced auto accident frequency. This was more than offset by a higher homeowners insurance combined ratio, due to increased catastrophe losses and higher non-catastrophe weather related losses. The underlying combined ratio* of 89.0 for the third quarter increased 3.5 points compared to the prior year quarter.

•
Service Businesses policies in force grew to 56.7 million, an increase of 17.8 million compared to the prior year quarter, driven by SquareTrade, and revenues were $329 million in the third quarter. Adjusted net income was breakeven, $17 million better than the third quarter of 2017, due to improved loss experience at SquareTrade and Allstate Dealer Services.

Service Businesses Results
	Three months ended September 30,			Nine months ended September 30,
($ in millions)	2018	2017	% / $ Change	2018	2017	% / $ Change
Total Revenues	$329	$272	21.0%	$962	$779	23.5
SquareTrade	128	78	64.1	372	207	79.7
Allstate Roadside Services	77	79	(2.5)	228	234	(2.6)
Allstate Dealer Services	102	96	6.3	298	279	6.8
Arity	22	19	15.8	64	59	8.5
Adjusted Net Income / (Loss)	$—	$(17)	$17	$(4)	$(35)	$31
SquareTrade	7	(4)	11	14	(11)	25
Allstate Roadside Services	(6)	(5)	(1)	(16)	(13)	(3)
Allstate Dealer Services	3	(4)	7	9	(2)	11
Arity	(4)	(4)	—	(11)	(9)	(2)

◦
SquareTrade revenue was $128 million in the third quarter, reflecting policies in force growth of 18.1 million compared to the third quarter of 2017 and the adoption of the new revenue recognition accounting standard. Adjusted net income was $7 million in the third quarter of 2018, due to improved loss experience.

◦
Allstate Roadside Services had revenues of $77 million in the third quarter. The adjusted net loss of $6 million was comparable to the prior year quarter due to adverse loss experience and expenses associated with the provider network and technology.

◦	Allstate Dealer Services revenue grew 6.3% compared to the third quarter of 2017, and adjusted net income was $3 million, reflecting improved loss experience.

◦	Arity had revenues of $22 million in the third quarter of 2018, related to contracts with affiliates. The adjusted net loss of $4 million represented continuing investments in the business.

Allstate Life, Benefits and Annuities Results
	Three months ended September 30,			Nine months ended September 30,
($ in millions)	2018	2017	% Change	2018	2017	% Change
Premiums and Contract Charges
Allstate Life	$322	$316	1.9%	$975	$956	2.0%
Allstate Benefits	285	273	4.4	854	811	5.3
Allstate Annuities	5	4	25.0	11	10	10.0
Adjusted Net Income
Allstate Life	$74	$74	—%	$221	$196	12.8%
Allstate Benefits	32	28	14.3	94	75	25.3
Allstate Annuities	20	55	(63.6)	99	149	(33.6)

•
Allstate Life adjusted net income of $74 million in the third quarter of 2018 was comparable to the prior year quarter as a lower effective tax rate, higher premiums and increased net investment income were primarily offset by higher contract benefits. Premiums and contract charges increased 1.9% in the third quarter compared to the prior year quarter, primarily related to growth in traditional life insurance and lower reinsurance premiums ceded.

•
Allstate Benefits adjusted net income was $32 million in the third quarter of 2018, $4 million higher than the prior year quarter, primarily due to increased premiums and a lower effective tax rate, partially offset by higher contract benefits and expenses. Premiums and contract charges increased 4.4% in the third quarter compared to the prior year quarter, due to 5.1% growth in policies in force.

•	Allstate Annuities adjusted net income was $20 million in the third quarter of 2018, $35 million lower than the prior year quarter, primarily due to lower performance-based investment income.

•	Allstate Investments $84 billion portfolio generated net investment income of $844 million in the third quarter, which was flat to the prior year quarter.

Allstate Investment Results
	Three months ended September 30,			Nine months ended September 30,
($ in millions, except ratios)	2018	2017	% / pts Change	2018	2017	% / pts Change
Net investment income	$844	$843	0.1	$2,454	$2,488	(1.4)
Market-based investment income(1)	683	662	3.2	2,031	1,992	2.0
Performance-based investment income(1)	214	227	(5.7)	571	621	(8.1)
Realized capital gains and losses(2)	176	103	NM	17	318	NM
Change in unrealized net capital gains, pre-tax(3)	(97)	198	NM	(1,423)	977	NM
Total return on investment portfolio	1.1%	1.5%	(0.4)	1.0%	4.9%	(3.9)

(1)	Investment expenses are not allocated between market-based and performance-based portfolios with the exception of investee level expenses.

(2)	Includes $198 million and $149 million of gains in the third quarter and first nine months of 2018, respectively, due to the valuation of equity investments.

(3)	Excludes $1.2 billion adjustment related to the adoption of the recognition and measurement accounting standard in 2018.
NM = not meaningful

◦
Total return on the investment portfolio was 1.1% for the third quarter and 1.0% year-to-date, as stable contribution from net investment income was partially offset by lower valuations for fixed income securities, primarily in the first half of 2018.

◦
Market-based investments contributed $683 million of income in the third quarter of 2018, an increase of 3.2% compared to the prior year quarter, primarily from higher purchase yields and modest duration extension of the fixed income portfolio.

◦	Performance-based investments generated income of $214 million in the third quarter of 2018 and decreased 5.7% over a strong prior year quarter, primarily reflecting lower asset appreciation.

◦
Net realized capital gains were $176 million in the third quarter of 2018, compared to $103 million in the prior year quarter. Net realized gains for the quarter primarily related to increased valuation of equity investments partially offset by losses on sales of fixed income securities.

◦	Unrealized net capital gains decreased $97 million from the second quarter, as higher market yields resulted in lower valuations for fixed income securities.

Proactive Capital Management

“Allstate continues to proactively manage shareholders’ capital,” said Mario Rizzo, Chief Financial Officer. “We returned $160 million to shareholders in common stock dividends and repurchased $225 million of outstanding common shares in the third quarter. A new $3 billion share repurchase authorization, approved today, will begin following the completion of our current program and is expected to conclude by April 2020. The new program may be funded by potential preferred stock issuances up to $1 billion. Additionally, on October 15, we redeemed our Series C preferred shares for $385 million. We also closed on our acquisition of InfoArmor on October 5 for $525 million, accelerating expansion into personal identity protection.

“Adjusted net income return on equity* of 15.9% for the 12 months ended September 30, 2018 was an increase of 2.0 points compared to the prior year period. Book value per diluted common share of $60.79 was 9.2% higher than September 30, 2017.”

Visit www.allstateinvestors.com to view additional information about Allstate’s results, including a webcast of its quarterly conference call and the call presentation. The conference call will be held at 9 a.m. ET on Thursday, November 1.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements are as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in millions, except per share data)	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
	(unaudited)		(unaudited)
Revenues
Property and casualty insurance premiums	$8,595	$8,121	$25,341	$24,098
Life premiums and contract charges	612	593	1,840	1,777
Other revenue	238	228	682	664
Net investment income	844	843	2,454	2,488
Realized capital gains and losses:
Total other-than-temporary impairment (“OTTI”) losses	(4)	(26)	(8)	(135)
OTTI losses reclassified (from) to other comprehensive income	(1)	(2)	(2)	(2)
Net OTTI losses recognized in earnings	(5)	(28)	(10)	(137)
Sales and valuation changes on equity investments and derivatives	181	131	27	455
Total realized capital gains and losses	176	103	17	318
	10,465	9,888	30,334	29,345

Costs and expenses
Property and casualty insurance claims and claims expense	5,817	5,545	16,758	16,650
Life contract benefits	498	456	1,485	1,416
Interest credited to contractholder funds	163	174	489	522
Amortization of deferred policy acquisition costs	1,317	1,200	3,886	3,545
Operating costs and expenses	1,534	1,446	4,296	4,065
Restructuring and related charges	16	14	65	77
Interest expense	82	83	251	251
	9,427	8,918	27,230	26,526

Gain on disposition of operations	1	1	4	15

Income from operations before income tax expense	1,039	971	3,108	2,834

Income tax expense	169	305	587	894

Net income	870	666	2,521	1,940

Preferred stock dividends	37	29	105	87

Net income applicable to common shareholders	$833	$637	$2,416	$1,853

Earnings per common share:

Net income applicable to common shareholders per common share – Basic	$2.41	$1.76	$6.91	$5.10

Weighted average common shares – Basic	346.0	361.3	349.7	363.5

Net income applicable to common shareholders per common share – Diluted	$2.37	$1.74	$6.80	$5.02

Weighted average common shares – Diluted	351.7	367.1	355.4	369.1

Cash dividends declared per common share	$0.46	$0.37	$1.38	$1.11

THE ALLSTATE CORPORATION
BUSINESS RESULTS
($ in millions, except ratios)	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Property-Liability
Premiums written	$8,800	$8,311	$25,185	$23,810
Premiums earned	$8,320	$7,896	$24,528	$23,462
Other revenue	192	185	550	533
Claims and claims expense	(5,729)	(5,441)	(16,491)	(16,376)
Amortization of deferred policy acquisition costs	(1,133)	(1,060)	(3,331)	(3,114)
Operating costs and expenses	(1,162)	(1,084)	(3,347)	(3,135)
Restructuring and related charges	(15)	(12)	(61)	(73)
Underwriting income	473	484	1,848	1,297
Net investment income	410	368	1,100	1,063
Income tax expense on operations	(178)	(271)	(603)	(746)
Realized capital gains and losses, after-tax	103	54	16	199
Gain on disposition of operations, after-tax	—	1	—	7
Tax Legislation expense	(3)	—	(3)	—
Net income applicable to common shareholders	$805	$636	$2,358	$1,820
Catastrophe losses	$625	$856	$1,892	$2,630
Amortization of purchased intangible assets	$4	$2	$8	$5
Operating ratios:
Claims and claims expense ratio	68.8	68.9	67.3	69.8
Expense ratio (1)	25.5	25.0	25.2	24.7
Combined ratio	94.3	93.9	92.5	94.5
Effect of catastrophe losses on combined ratio	7.5	10.9	7.7	11.2
Effect of prior year reserve reestimates on combined ratio	0.1	(1.7)	(0.5)	(1.4)
Effect of catastrophe losses included in prior year reserve reestimates on combined ratio	—	(0.1)	0.2	(0.1)
Effect of amortization of purchased intangible assets on combined ratio	0.1	—	0.1	—
Effect of Discontinued Lines and Coverages on combined ratio	0.9	1.1	0.4	0.4

Services Businesses
Premiums written	$358	$272	$942	$785
Premiums earned	$275	$225	813	636
Intersegment insurance premiums and service fees	31	26	89	82
Other revenue	16	17	48	50
Net investment income	7	4	18	11
Claims and claims expense	(90)	(106)	(272)	(279)
Amortization of deferred policy acquisition costs	(118)	(78)	(341)	(217)
Operating costs and expenses	(125)	(115)	(362)	(335)
Restructuring and related charges	—	(1)	(1)	(2)
Income tax benefit on operations	4	11	4	19
Adjusted net loss	—	(17)	(4)	(35)
Realized capital gains and losses, after-tax	(1)	—	(5)	—
Amortization of purchased intangible assets, after-tax	(16)	(15)	(48)	(45)
Tax Legislation expense	(4)	—	(4)	—
Net loss applicable to common shareholders	$(21)	$(32)	$(61)	$(80)

(1) Other revenue is deducted from operating costs and expenses in the expense ratio calculation.

THE ALLSTATE CORPORATION
BUSINESS RESULTS
($ in millions, except ratios)	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Allstate Life
Premiums and contract charges	$322	$316	$975	$956
Other revenue	30	26	84	81
Net investment income	128	119	380	362
Contract benefits	(193)	(173)	(593)	(555)
Interest credited to contractholder funds	(72)	(71)	(213)	(211)
Amortization of deferred policy acquisition costs	(36)	(25)	(98)	(92)
Operating costs and expenses	(90)	(82)	(264)	(254)
Restructuring and related charges	(1)	(1)	(3)	(1)
Income tax expense on operations	(14)	(35)	(47)	(90)
Adjusted net income	74	74	221	196
Realized capital gains and losses, after-tax	(3)	1	(7)	2
DAC and DSI amortization relating to realized capital gains and losses, after-tax	(1)	(2)	(6)	(8)
Tax Legislation expense	(16)	—	(16)	—
Net income applicable to common shareholders	$54	$73	$192	$190

Allstate Benefits
Premiums and contract charges	$285	$273	$854	$811
Net investment income	19	18	57	54
Contract benefits	(159)	(142)	(451)	(421)
Interest credited to contractholder funds	(8)	(8)	(25)	(26)
Amortization of deferred policy acquisition costs	(26)	(31)	(103)	(105)
Operating costs and expenses	(70)	(65)	(212)	(196)
Restructuring and related charges	—	(1)	—	(1)
Income tax expense on operations	(9)	(16)	(26)	(41)
Adjusted net income	32	28	94	75
Realized capital gains and losses, after-tax	2	1	—	1
Net income applicable to common shareholders	$34	$29	$94	$76

Allstate Annuities
Contract charges	$5	$4	$11	$10
Net investment income	260	324	843	967
Contract benefits	(146)	(141)	(441)	(440)
Interest credited to contractholder funds	(83)	(94)	(257)	(282)
Amortization of deferred policy acquisition costs	(2)	(2)	(5)	(5)
Operating costs and expenses	(8)	(9)	(26)	(26)
Restructuring and related charges	—	1	—	—
Income tax expense on operations	(6)	(28)	(26)	(75)
Adjusted net income	20	55	99	149
Realized capital gains and losses, after-tax	40	11	22	6
Valuation changes on embedded derivatives not hedged, after-tax	1	(1)	5	(2)
Gain on disposition of operations, after-tax	1	1	3	3
Tax Legislation benefit	69	—	69	—
Net income applicable to common shareholders	$131	$66	$198	$156

Corporate and Other
Net investment income	$20	$10	$56	$31
Operating costs and expenses	(88)	(93)	(108)	(110)
Interest expense	(82)	(82)	(251)	(250)
Income tax benefit on operations	32	60	68	121
Preferred stock dividends	(37)	(29)	(105)	(87)
Adjusted net loss	(155)	(134)	(340)	(295)
Realized capital gains and losses, after-tax	—	—	(10)	—
Business combination expenses, after-tax	—	(1)	—	(14)
Tax Legislation expense	(15)	—	(15)	—
Net loss applicable to common shareholders	$(170)	$(135)	$(365)	$(309)

Consolidated net income applicable to common shareholders	$833	$637	$2,416	$1,853

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

($ in millions, except par value data)	September 30, 2018	December 31, 2017
Assets	(unaudited)
Investments:
Fixed income securities, at fair value (amortized cost $57,618 and $57,525)	$57,663	$58,992
Equity securities, at fair value (cost $5,741 and $5,461)	6,965	6,621
Mortgage loans	4,592	4,534
Limited partnership interests	7,602	6,740
Short-term, at fair value (amortized cost $3,071 and $1,944)	3,071	1,944
Other	4,075	3,972
Total investments	83,968	82,803
Cash	460	617
Premium installment receivables, net	6,196	5,786
Deferred policy acquisition costs	4,667	4,191
Reinsurance recoverables, net	8,994	8,921
Accrued investment income	616	569
Property and equipment, net	1,032	1,072
Goodwill	2,189	2,181
Other assets	3,061	2,838
Separate Accounts	3,307	3,444
Total assets	$114,490	$112,422
Liabilities
Reserve for property and casualty insurance claims and claims expense	$26,939	$26,325
Reserve for life-contingent contract benefits	12,214	12,549
Contractholder funds	18,650	19,434
Unearned premiums	14,408	13,473
Claim payments outstanding	904	875
Deferred income taxes	660	782
Other liabilities and accrued expenses	7,325	6,639
Long-term debt	6,450	6,350
Separate Accounts	3,307	3,444
Total liabilities	90,857	89,871
Shareholders’ equity
Preferred stock and additional capital paid-in, $1 par value, 95.2 thousand and 72.2 thousand shares issued and outstanding, $2,380 and $1,805 aggregate liquidation preference	2,303	1,746
Common stock, $.01 par value, 900 million issued, 345 million and 355 million shares outstanding	9	9
Additional capital paid-in	3,441	3,313
Retained income	46,178	43,162
Deferred ESOP expense	(3)	(3)
Treasury stock, at cost (555 million and 545 million shares)	(27,011)	(25,982)
Accumulated other comprehensive income:
Unrealized net capital gains and losses:
Unrealized net capital gains and losses on fixed income securities with OTTI	86	85
Other unrealized net capital gains and losses	(53)	1,981
Unrealized adjustment to DAC, DSI and insurance reserves	(49)	(404)
Unrealized net capital gains and losses	(16)	1,662
Unrealized foreign currency translation adjustments	(34)	(9)
Unrecognized pension and other postretirement benefit cost	(1,234)	(1,347)
Total accumulated other comprehensive income	(1,284)	306
Total shareholders’ equity	23,633	22,551
Total liabilities and shareholders’ equity	$114,490	$112,422

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in millions)	Nine months ended September 30,
	2018	2017
Cash flows from operating activities	(unaudited)
Net income	$2,521	$1,940
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and other non-cash items	376	358
Realized capital gains and losses	(17)	(318)
Gain on disposition of operations	(4)	(15)
Interest credited to contractholder funds	489	522
Changes in:
Policy benefits and other insurance reserves	90	1,276
Unearned premiums	785	525
Deferred policy acquisition costs	(203)	(176)
Premium installment receivables, net	(422)	(267)
Reinsurance recoverables, net	(103)	(1,017)
Income taxes	(227)	119
Other operating assets and liabilities	533	267
Net cash provided by operating activities	3,818	3,214
Cash flows from investing activities
Proceeds from sales
Fixed income securities	26,223	19,508
Equity securities	4,637	5,179
Limited partnership interests	490	767
Other investments	234	170
Investment collections
Fixed income securities	2,388	3,038
Mortgage loans	378	477
Other investments	370	458
Investment purchases
Fixed income securities	(29,049)	(23,935)
Equity securities	(4,791)	(5,296)
Limited partnership interests	(1,317)	(1,082)
Mortgage loans	(435)	(311)
Other investments	(686)	(700)
Change in short-term investments, net	(665)	2,257
Change in other investments, net	(28)	(28)
Purchases of property and equipment, net	(195)	(216)
Acquisition of operations	(10)	(1,356)
Net cash used in investing activities	(2,456)	(1,070)
Cash flows from financing activities
Proceeds from issuance of long-term debt	498	—
Repayments of long-term debt	(401)	—
Proceeds from issuance of preferred stock	557	—
Contractholder fund deposits	756	767
Contractholder fund withdrawals	(1,474)	(1,416)
Dividends paid on common stock	(455)	(391)
Dividends paid on preferred stock	(97)	(87)
Treasury stock purchases	(1,062)	(848)
Shares reissued under equity incentive plans, net	66	132
Other	93	(47)
Net cash used in financing activities	(1,519)	(1,890)
Net (decrease) increase in cash	(157)	254
Cash at beginning of period	617	436
Cash at end of period	$460	$690

Definitions of Non-GAAP Measures
We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.
Adjusted net income is net income applicable to common shareholders, excluding:

•
realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments, which are reported with realized capital gains and losses but included in adjusted net income,

•	valuation changes on embedded derivatives not hedged, after-tax,

•
amortization of deferred policy acquisition costs (“DAC”) and deferred sales inducements (“DSI”), to the extent they resulted from the recognition of certain realized capital gains and losses or valuation changes on embedded derivatives not hedged, after-tax,

•	business combination expenses and the amortization of purchased intangible assets, after-tax,

•	gain (loss) on disposition of operations, after-tax, and

•
adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years.

Net income applicable to common shareholders is the GAAP measure that is most directly comparable to adjusted net income.
We use adjusted net income as an important measure to evaluate our results of operations. We believe that the measure provides investors with a valuable measure of the company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, valuation changes on embedded derivatives not hedged, business combination expenses and the amortization of purchased intangible assets, gain (loss) on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items. Realized capital gains and losses, valuation changes on embedded derivatives not hedged and gain (loss) on disposition of operations may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process. Consistent with our intent to protect results or earn additional income, adjusted net income includes periodic settlements and accruals on certain derivative instruments that are reported in realized capital gains and losses because they do not qualify for hedge accounting or are not designated as hedges for accounting purposes. These instruments are used for economic hedges and to replicate fixed income securities, and by including them in adjusted net income, we are appropriately reflecting their trends in our performance and in a manner consistent with the economically hedged investments, product attributes (e.g. net investment income and interest credited to contractholder funds) or replicated investments. Business combination expenses are excluded because they are non-recurring in nature and the amortization of purchased intangible assets is excluded because it relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends. Accordingly, adjusted net income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business. A byproduct of excluding these items to determine adjusted net income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods. Adjusted net income is used by management along with the other components of net income applicable to common shareholders to assess our performance. We use adjusted measures of adjusted net income in incentive compensation. Therefore, we believe it is useful for investors to evaluate net income applicable to common shareholders, adjusted net income and their components separately and in the aggregate when reviewing and evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s performance. We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses adjusted net income as the denominator. Adjusted net income should not be considered a substitute for net income applicable to common shareholders and does not reflect the overall profitability of our business.

The following tables reconcile net income applicable to common shareholders and adjusted net income. Beginning January 1, 2018, the Tax Legislation reduced the U.S. corporate income tax rate from 35% to 21%. Taxes on adjustments to reconcile net income applicable to common shareholders and adjusted net income generally use a 21% effective tax rate for 2018 and 35% for 2017 and are reported net with the reconciling adjustment.

($ in millions, except per share data)	Three months ended September 30,
	Property-Liability		Consolidated		Per diluted common share
	2018	2017	2018	2017	2018	2017
Net income applicable to common shareholders	$805	$636	$833	$637	$2.37	$1.74
Realized capital gains and losses, after-tax	(103)	(54)	(141)	(67)	(0.40)	(0.18)
Valuation changes on embedded derivatives not hedged, after-tax	—	—	(1)	1	—	—
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives not hedged, after-tax	—	—	1	2	—	0.01
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	—	(1)	—	(1)	—	—
Business combination expenses and the amortization of purchased intangible assets, after-tax	4	1	20	17	0.05	0.04
Gain on disposition of operations, after-tax	—	(1)	(1)	(2)	—	(0.01)
Tax Legislation expense (benefit)	3	—	(31)	—	(0.09)	—
Adjusted net income*	$709	$581	$680	$587	$1.93	$1.60

	Nine months ended September 30,
	Property-Liability		Consolidated		Per diluted common share
	2018	2017	2018	2017	2018	2017
Net income applicable to common shareholders	$2,358	$1,820	$2,416	$1,853	$6.80	$5.02
Realized capital gains and losses, after-tax	(16)	(199)	(16)	(208)	(0.05)	(0.56)
Valuation changes on embedded derivatives not hedged, after-tax	—	—	(5)	2	(0.01)	0.01
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives not hedged, after-tax	—	—	6	8	0.02	0.02
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(1)	(2)	(1)	(2)	—	(0.01)
Business combination expenses and the amortization of purchased intangible assets, after-tax	7	3	55	62	0.15	0.17
Gain on disposition of operations, after-tax	—	(7)	(3)	(10)	(0.01)	(0.03)
Tax Legislation expense (benefit)	3	—	(31)	—	(0.09)	—
Adjusted net income*	$2,351	$1,615	$2,421	$1,705	$6.81	$4.62
Adjusted net income return on common shareholders’ equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month adjusted net income by the average of common shareholders’ equity at the beginning and at the end of the 12-months, after excluding the effect of unrealized net capital gains and losses. Return on common shareholders’ equity is the most directly comparable GAAP measure. We use adjusted net income as the numerator for the same reasons we use adjusted net income, as discussed above. We use average common shareholders’ equity excluding the effect of unrealized net capital gains and losses for the denominator as a representation of common shareholders’ equity primarily attributable to the company’s earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in equity prices and interest rates, the amount and timing of which are unrelated to the insurance underwriting process. We use it to supplement our evaluation of net income applicable to common shareholders and return on common shareholders’ equity because it excludes the effect of items that tend to be highly variable from period to period. We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with return on common shareholders’ equity because it eliminates the after-tax effects of realized and unrealized net capital gains and losses that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management. In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends. A byproduct of excluding the items noted above to determine adjusted net income return on common shareholders’ equity from return on common shareholders’ equity is the transparency and understanding of their significance to return on common shareholders’ equity variability and profitability while recognizing these or similar items may recur in subsequent periods. We use adjusted measures of adjusted net income return on common shareholders’ equity in incentive compensation. Therefore, we believe it is useful for investors to have adjusted net income return on common shareholders’ equity and return on common shareholders’ equity when evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income return on common shareholders’ equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s utilization of capital. Adjusted net income return on common shareholders’ equity should not be considered a substitute for return on common shareholders’ equity and does not reflect the overall profitability of our business.

The following tables reconcile return on common shareholders’ equity and adjusted net income return on common shareholders’ equity.

($ in millions)	For the twelve months ended September 30,
	2018	2017
Return on common shareholders’ equity
Numerator:
Net income applicable to common shareholders	$3,636	$2,664
Denominator:
Beginning common shareholders’ equity (1)	$20,373	$19,188
Ending common shareholders’ equity (1)	21,330	20,373
Average common shareholders’ equity	$20,852	$19,781
Return on common shareholders’ equity	17.4%	13.5%

($ in millions)	For the twelve months ended September 30,
	2018	2017
Adjusted net income return on common shareholders’ equity
Numerator:
Adjusted net income *	$3,183	$2,512

Denominator:
Beginning common shareholders’ equity (1)	$20,373	$19,188
Less: Unrealized net capital gains and losses	1,651	1,817
Adjusted beginning common shareholders’ equity	18,722	17,371

Ending common shareholders’ equity (1)	21,330	20,373
Less: Unrealized net capital gains and losses	(16)	1,651
Adjusted ending common shareholders’ equity	21,346	18,722
Average adjusted common shareholders’ equity	$20,034	$18,047
Adjusted net income return on common shareholders’ equity *	15.9%	13.9%
_____________
(1) Excludes equity related to preferred stock of $2,303 million as of September 30, 2018 and $1,746 million as of September 30, 2017 and September 30, 2016.

Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization of purchased intangible assets (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio, the effect of prior year non-catastrophe reserve reestimates on the combined ratio, and the effect of amortization of purchased intangible assets on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses, prior year reserve reestimates and amortization of purchased intangible assets. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves. Amortization of purchased intangible assets relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. We also provide it to facilitate a comparison to our outlook on the underlying combined ratio. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.
The following tables reconcile the respective combined ratio to the underlying combined ratio. Underwriting margin is calculated as 100% minus the combined ratio.

Property-Liability	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Combined ratio	94.3	93.9	92.5	94.5
Effect of catastrophe losses	(7.5)	(10.9)	(7.7)	(11.2)
Effect of prior year non-catastrophe reserve reestimates	(0.1)	1.6	0.7	1.3
Effect of amortization of purchased intangible assets	(0.1)	—	(0.1)	—
Underlying combined ratio*	86.6	84.6	85.4	84.6

Effect of prior year catastrophe reserve reestimates	—	(0.1)	0.2	(0.1)

Allstate brand - Total	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Combined ratio	92.7	92.2	91.4	93.1
Effect of catastrophe losses	(7.8)	(11.5)	(7.9)	(11.5)
Effect of prior year non-catastrophe reserve reestimates	0.8	3.0	1.1	1.9
Underlying combined ratio*	85.7	83.7	84.6	83.5

Effect of prior year catastrophe reserve reestimates	—	(0.1)	0.1	—

Allstate brand - Auto Insurance	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Combined ratio	92.9	94.7	91.5	93.7
Effect of catastrophe losses	(2.2)	(7.3)	(1.8)	(4.4)
Effect of prior year non-catastrophe reserve reestimates	1.8	3.7	2.1	2.2
Underlying combined ratio*	92.5	91.1	91.8	91.5

Effect of prior year catastrophe reserve reestimates	(0.1)	(0.1)	(0.2)	(0.1)

Allstate brand - Homeowners Insurance	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Combined ratio	88.0	81.3	89.0	90.7
Effect of catastrophe losses	(23.6)	(22.4)	(25.6)	(31.6)
Effect of prior year non-catastrophe reserve reestimates	1.0	2.3	0.7	1.6
Underlying combined ratio*	65.4	61.2	64.1	60.7

Effect of prior year catastrophe reserve reestimates	0.1	(0.2)	1.3	(0.1)

Allstate brand - Other Personal Lines	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Combined ratio	99.8	104.3	91.8	96.1
Effect of catastrophe losses	(11.8)	(15.7)	(9.7)	(14.7)
Effect of prior year non-catastrophe reserve reestimates	(1.9)	(0.7)	0.1	(0.1)
Underlying combined ratio*	86.1	87.9	82.2	81.3

Effect of prior year catastrophe reserve reestimates	—	—	(0.2)	0.4

Allstate brand - Commercial Lines	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Combined ratio	124.4	112.1	118.2	105.7
Effect of catastrophe losses	(3.4)	(10.5)	(2.7)	(6.0)
Effect of prior year non-catastrophe reserve reestimates	(23.8)	(4.8)	(22.4)	(1.6)
Underlying combined ratio*	97.2	96.8	93.1	98.1

Effect of prior year catastrophe reserve reestimates	—	0.8	—	0.3

Esurance brand - Total	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Combined ratio	102.1	104.4	101.2	104.3
Effect of catastrophe losses	(2.9)	(3.9)	(3.4)	(3.8)
Effect of prior year non-catastrophe reserve reestimates	0.2	0.2	0.1	0.1
Effect of amortization of purchased intangible assets	(0.2)	(0.2)	(0.1)	(0.2)
Underlying combined ratio*	99.2	100.5	97.8	100.4

Effect of prior year catastrophe reserve reestimates	0.2	—	0.1	(0.1)

Encompass brand - Total	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Combined ratio	96.1	89.2	97.7	101.9
Effect of catastrophe losses	(9.1)	(4.5)	(12.0)	(15.8)
Effect of prior year non-catastrophe reserve reestimates	2.0	0.8	1.8	0.5
Underlying combined ratio*	89.0	85.5	87.5	86.6

Effect of prior year catastrophe reserve reestimates	0.8	—	1.5	—

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